Exhibit 10.65

                                FOURTH AGREEMENT
                     MODIFYING TERMS OF SETTLEMENT AGREEMENT
                  AND AFFECTING REAL PROPERTY IN PIERCE COUNTY

     This Agreement is made and entered into this 19th day of December, 2002, by and between the Port of Tacoma, a Washington municipal corporation, hereinafter referred to as the "Port", and CMC Real Estate Corporation, a Wisconsin Corporation, Chicago Milwaukee Corporation, a Delaware Corporation, and CMC Heartland Partners, a Delaware General Partnership with Heartland Technology, Inc., a Delaware Corporation, and Heartland Partners, LP, a Delaware limited partnership, as its general partners, hereinafter collectively referred to as "CMC". The above are collectively referred to as the "parties".

     WHEREAS, the Port and CMC are parties to a Settlement Agreement entered into on October 1, 1998 with respect to a lawsuit filed by the Port against CMC in the United States District Court for the Western District of Washington at Tacoma under Case No. C91-5488 JKA, and modified by an Agreement Modifying Terms Of Settlement Agreement entered into by the parties on July 15, 1999, a Second Agreement Modifying Terms Of Settlement Agreement And Affecting Real Property In Pierce County entered into by the parties on February 20, 2001, and a Third Agreement Modifying Terms Of Settlement Agreement And Affecting Real Property In Pierce County entered into by the parties on January 25, 2002 (the original Settlement Agreement, the Agreement Modifying Terms of Settlement Agreement, the Second Agreement Modifying Terms Of Settlement Agreement And Affecting Real Property In Pierce County, and the Third Agreement Modifying Terms Of Settlement
Agreement  And  Affecting  Real  Property  In  Pierce  County  are   hereinafter
collectively referred to as "Settlement Agreement");
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     WHEREAS,  CMC has  requested  the Port to  further  modify the terms of the parties' Settlement Agreement to further extend the time for payment of the Settlement Amount; and

     WHEREAS, the Port is willing to accommodate CMC's request for modification of the Settlement Agreement upon certain terms and conditions as set forth in this Agreement, which terms and conditions are acceptable to and agreed to by CMC;

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the legal sufficiency of which is acknowledged, the parties agree as follows:
     1. The date through which the Port shall take no collection action with respect to the Settlement Amount is extended to December 31, 2003 or the date of a sale or other disposition of all or any part of the Property described in paragraph 4(d) below, whichever occurs first.

     2. The date through which the Lawsuit shall be stayed is extended to December 31, 2003 or the date of a sale or other disposition of all or any part of the Property described in paragraph 4(d) below, whichever occurs first.
     3. The date through which the Stipulated Judgment shall be held by counsel for the Port is extended to December 31, 2003, or the date of a sale or other disposition of all or any part of the Property described in paragraph 4(d) below, or the date of the satisfaction or payment by CMC of the Settlement Amount together with all accrued interest, costs, and attorney fees, whichever occurs first.

     4. The extensions set forth above are subject to the following terms and conditions:
         a. CMC shall pay to Goodstein Law Group PLLC, attorneys for the Port in this matter, the attorney fees and costs incurred by the Port in connection with this further modification of the Settlement Agreement and the performance thereof, such amounts to be paid within 30 days from the date of request for payment.

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         b.  The Court shall have agreed to extend the stay of the Lawsuit in accordance with paragraph 2 above.

         c. Beginning on January 1, 2003, and continuing thereafter until the Settlement Amount is satisfied or paid in full, whichever occurs first, the unpaid balance of the Settlement Amount shall accrue interest at 7.5% per year or a rate equal to 1/2% over the prime rate as published in the Wall Street Journal, whichever is greater. CMC shall make quarterly interest payments to the Port on or before the last day of each quarter. The interest rate applicable during each quarter shall be determined as of the first day of such quarter, beginning with January 1, 2003.

         d. Upon any sale or other disposition of all or any part of the approximately 177 acres of real property, presently owned by CMC Heartland Partners IV, LLC, a Delaware limited liability company that is a wholly-owned subsidiary of CMC, located in Fife, Washington, the legal description of which is contained in Exhibit A hereto (referred to herein as the "Property"), prior to the Settlement Amount having been satisfied or paid in full, the Port shall be paid at the time of such sale or other disposition, and from the proceeds of such sale or other disposition or from other funds if the proceeds at the time of such sale or other disposition are insufficient to do so, an amount equal to the entire unpaid balance of the Settlement Amount and all interest accrued thereon, together with all attorney fees and costs incurred by the Port in connection with this further modification of the Settlement Agreement and the performance thereof. For purposes of this Agreement, the date of a "sale or other disposition" means the date of closing or the date of transfer of the beneficial use of, or any other interest in or to, all or any part of the Property, whichever occurs first, in any sale or other disposition of all or any part of the Property. Until the Settlement Amount and all interest accrued thereon, together with all attorney fees and costs incurred by the Port in connection with this further modification of the Settlement Agreement and the performance thereof, have been paid in full, CMC shall on the last day of each quarter deliver to the Port a certified statement signed by an officer of CMC, describing the status of the Property and all activity related to all pending or proposed sales or other dispositions of all or any part of the Property during that quarter. In addition, until the Settlement Amount and all interest accrued thereon, together with all attorney fees and costs incurred by the Port in connection with this further modification of the Settlement Agreement and the performance thereof, have been paid in full, CMC shall instruct the escrow agent involved in any sale or other disposition of all or any part of the Property to deliver to the Port such information as may be requested by the Port regarding any such transaction, and to disburse to the Port the amounts required by this Agreement and otherwise close such transaction in accordance with the terms of this Agreement.

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     5.  Except as modified herein, all terms of the Settlement Agreement, including the definitions stated therein, shall remain the same and shall continue in full force and effect.

DATED:  December 12, 2002.     CMC Real Estate Corporation
                               Chicago Milwaukee Corporation, and
                               CMC Heartland Partners


                               By: /s/ Lawrence Adelson
                                  -------------------------



STATE OF  Illinois )
                   )ss.
COUNTY OF Cook     )

         I certify that I know or have satisfactory evidence that L.S. Adelson is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the President of CMC to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated:  December 12, 2002.
                                /s/ Patricia Johnson
                               -----------------------
                               Printed Name: Patricia Johnson
                               Notary Public in and for the State of Illinois Residing at Midlothian, Il
                               My appointment expires: 2-19-2004


DATED:  December 19, 2002.                          PORT OF TACOMA

                               By: /s/ Jack Fabulich
                                  ------------------------
STATE OF Washington    )
                       )ss.
COUNTY OF Pierce       )

         I certify that I know or have satisfactory evidence that Jack Fabulich is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the President of Port of Tacoma to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated:  December 19, 2002.
                                /s/ R.A. Munoz
                               ------------------------------------------
                               Printed Name: R.A. Munoz
                               Notary Public in and for the State of Washington Residing at Tacoma
                               My appointment expires: 12-15-03


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